Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Memorial Production Partners GP LLC and

   Unitholders of Memorial Production Partners LP:

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-178493), Form S-3 (No. 333-187055), Form S-3 (No. 333-189449), Form S-3 (No. 333‑198560), and Form S-3 (No. 333‑199312), of Memorial Production Partners LP of our reports dated February 26, 2015, with respect to the consolidated balance sheets of Memorial Production Partners LP as of December 31, 2014 and 2013, and the related consolidated and combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10‑K of Memorial Production Partners LP.

As discussed in Note 1 to the consolidated and combined financial statements, the statements of operations, equity, and cash flows have been prepared on a combined basis of accounting.

/s/ KPMG LLP

Dallas, Texas

February 26, 2015